Tupperware Brands Corporation Reports Preliminary Fourth Quarter and Full Year 2022 Results
Amended Credit Agreement Provides Increased Financial Flexibility
Re-engineering Programs Accelerated
Omni Channel Expansion Success Continues

Orlando, FL - March 1, 2023 - Tupperware Brands Corporation (NYSE: TUP), a leading global consumer products company, today reported preliminary operating results for the fourth quarter and fiscal year ended December 31, 2022.

Preliminary Full Year 2022 Financial Summary*

•Net sales were $1,305.6 million, a decrease of 18% year over year (or 14% on a constant currency basis)
•Gross profit was $836.4 million, or 64.1% of net sales
•Loss from continuing operations was $28.4 million
•Diluted (loss) earnings per share from continuing operations was $(0.62)
•Adjusted diluted (loss) earnings per share (non-GAAP) from continuing operations was $0.46
•Adjusted EBITDA (non-GAAP) from continuing operations was $124.0 million
•Consolidated Net Leverage Ratio was 4.88x    at December 31, 2022

Preliminary Fourth Quarter 2022 Financial Summary*

•Net sales were $313.7 million, a decrease of 20% year over year (or 14% on a constant currency basis)
•Gross profit was $196.5 million, or 62.6% of net sales
•Loss from continuing operations was $35.2 million
•Diluted (loss) earnings per share from continuing operations was $(0.79)
•Adjusted diluted (loss) earnings per share (non-GAAP) from continuing operations was $(0.24)
•Adjusted EBITDA (non-GAAP) from continuing operations was $24.4 million

“2022 was a true test of our resolve to turn around this Company and expand consumer access to our iconic brand in markets all around the world,” said Miguel Fernandez, President and Chief Executive Officer of Tupperware Brands. “We entered the year optimistic about our progress in improving our business economics and executing on our growth plans. Events did not unfold in our favor, so we reacted quickly to the challenges. Importantly, we remained unwavering in our pursuit of building a broader Tupperware ecosystem in which to reach consumers eager to interact with our products. In the US, our first major retail expansion effort exceeded our expectations,” he added. “We have now pivoted towards a new post-pandemic phase where we believe our core direct selling business will benefit from the return to in-person events, focusing on recruiting and training our next generation of business builders, and where those markets utilizing our studio model, particularly China, are able to benefit from more consumer traffic.”

“We raised prices to protect gross margins, worked with our banks to provide more financial flexibility, accelerated our re-engineering efforts as part of our ongoing commitment to right size the business, and developed innovative programs to significantly reduce inventories in the fourth quarter,” said Mariela Matute, Chief Financial Officer of Tupperware Brands. “While we are pleased with these positive initiatives, we expect 2023 to be a transition year, as we work to stabilize the business and solidify our financial foundation.”

*Results are preliminary pending the finalization of certain open items, predominantly related to income taxes. A reconciliation of these preliminary non-GAAP measures to comparable GAAP measures can be found in the tables included in this release.

Full Year 2022 Operating Results

Total net sales were $1,305.6 million, a decrease of 18% (or 14% on a constant currency basis) compared to the prior year period. Net sales in South America increased 10% in constant currency, with stable performance in Brazil augmented by strong growth elsewhere in the region, particularly in Argentina. Outside of South America, net sales declined in the double digits, impacted by COVID-related lockdowns, particularly in China, and declining consumer sentiment, predominately in Europe. In North America, actions taken to improve the economics of those markets adversely impacted the top line. For detailed performance by region, please refer to the segment tables in the appended exhibit.

Gross profit was $836.4 million, as compared to $1,066.0 million for the prior year period. Gross margin was 64.1%, as compared to 66.6% for the prior year period. Lower unit volumes, higher resin costs and other inflationary pressures, partially offset by pricing initiatives, drove the decline.

Selling, General and Administrative (SG&A) expenses of $742.9 million declined 10.4% from the prior year period. As a percent of sales, SG&A increased 510 basis points to 56.9% of sales in 2022 versus the 51.8% reported in 2021 due to lower fixed cost absorption, mainly due to lower sales.

(Loss) income from continuing operations was $(28.4) million, as compared to $152.2 million for the prior year period. Diluted (loss) earnings per share was $(0.62), as compared to $2.87 for the prior year period. Lower sales and operating margins, coupled with a sharply higher effective tax rate, partially offset by fewer shares outstanding, drove the decline. Adjusted diluted earnings per share (non-GAAP) was $0.46, as compared to $3.31 for the prior year period.

Fourth Quarter 2022 Operating Results

Total net sales were $313.7 million, a decrease of 20% (or 14% on a constant currency basis) compared to the prior year period. South America sales increased 24% led by double digit growth in Brazil and ongoing strong performance elsewhere in the region, particularly in Argentina. In North America, net sales declined 20% as the effect of pricing and compensation plan actions resulted in lower sales than expected. Asia Pacific net sales declined 22% as China continued to be adversely impacted by COVID. Although strict lockdowns earlier in the quarter were reversed later in the quarter, our supply chain was affected by pandemic-related employee absences throughout the quarter. While market conditions in China remains somewhat volatile, we are optimistic that, as our employees return to work and consumer mobility increases, our business in China should show improvement as 2023 progresses. Elsewhere in Asia Pacific, results were impacted by a smaller and less productive sales force, partially offset by continued double digit growth in Korea, which is one of our more advanced omnichannel markets. Sales in Europe also declined 22%, mostly due to lower sales force activity and B2B business that did not materialize as expected this year, as consumer activity remains subdued due to geopolitical concerns and widespread inflationary fears. For detailed performance by region, please refer to the segment tables in the appended exhibit.

Gross profit was $196.5 million, as compared to $240.3 million for the prior year period. Gross margin was 62.6%, up 100 basis points as compared to 61.6% for the prior year period, the first year over year improvement for the gross margin in six quarters. Gross margin is beginning to benefit from our recent pricing actions and better category management.

Selling, General and Administrative expenses declined 16.1% compared to the prior year period, but increased 230 basis points as a percent of sales to 55.8% from 53.5% in the prior year period. While this was an improvement in trends from the first three quarters of 2022, we have accelerated our re-engineering efforts, taking $15.6 million in charges in the 2022 fourth quarter, which is more than we took in aggregate in the first three quarters of the year.

(Loss) income from continuing operations was $(35.2) million, as compared to $15.4 million for the prior year period. Diluted (loss) earnings per share was $(0.79), as compared to $0.30 for the prior year period. Lower volumes and operating margins, coupled with increased interest rates and a higher tax rate, drove the decline. Adjusted diluted (loss) earnings per share (non-GAAP) was $(0.24), as compared to $0.39 for the prior year period.

Liquidity and Balance Sheet

We ended the year with $705.4 million in total debt, slightly below the $709.4 million at the end of 2021. Our cash generation improved in the fourth quarter from trends earlier in the year as a result of stringent inventory management and cost controls, coupled with the pricing initiatives that were taken throughout the year.

On February 22, 2023, the Company entered into a Third Amendment to its November 2021 Credit Agreement (the “Third Amendment”), which provided for, among other things, additional relief with respect to both the maximum permitted Consolidated Leverage Ratio and minimum permitted Consolidated Interest Coverage Ratio as the Company anticipated that would have otherwise violated financial covenants in 2023. The Third Amendment follows the First Amendment to the Credit Agreement, entered into on August 1, 2022, and the Second Amendment to the Credit Agreement, entered into on December 21, 2022, which the Company entered into to provide relief as the Company anticipated it would have otherwise violated financial covenants disclosed in the Company’s financial statements for the third quarter of 2022. In consideration of the additional flexibility provided by the Third Amendment, the Company anticipates that it will remain compliant with financial covenants associated with the Credit Agreement for the year following the issuance of the financial statements.

Preliminary Results, Prior Period Misstatements and Material Weakness in Internal Controls Over Financial Reporting

The Company is in the process of finalizing its financial close process as of and for the fourth quarter and year ended December 31, 2022. Accordingly, these financial results included in this earnings release are preliminary and are subject to change.

In connection with its year end financial close process, the Company has identified misstatements which originated in prior annual and unaudited interim periods, the most significant of which to date relate to the Company’s historical accounting for income taxes. Until the Company has completed its final close process, there is the possibility that additional current and prior period misstatements could be identified. The Company will reflect the correction of the previously issued financial statements in its Annual Report on Form 10-K for the 2022 fiscal year (the “Form 10-K”). The Company is evaluating the method of correction. The preliminary results as of and for the interim and annual periods ended December 25, 2021 have been adjusted to correct for the prior periods misstatements identified through the date of this press release.

In addition, the Company concluded that it did not design and maintain effective internal controls related to the accounting for the completeness, occurrence, accuracy, and presentation of the income tax provision and related income tax assets and liabilities. Accordingly, in the 2022 Form 10-K, the Company will disclose a material weakness in internal control over financial reporting and, as a result, that its disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2022.

53rd Week

Fiscal year 2022 consisted of 53 weeks versus 52 weeks in fiscal 2021. The extra week added approximately 1% to net sales for the year and approximately 4% to net sales in the fourth quarter.

Earnings Conference Call

The Company will host its fourth quarter 2022 earnings conference call today, March 1, 2023, at 8:30 a.m. ET. A link to the live webcast can be found under the Events and Presentations section of the Company’s Investor Relations page on the Company’s website at https://ir.tupperwarebrands.com. A webcast replay will be made available in the same section of the Company’s Investor Relations website later today.

About Tupperware Brands Corporation

Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware products are an alternative to single-use items. The Company distributes its products into nearly 70 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Forward-Looking Statements

Statements contained in this release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe", “anticipate”, “intend”, “project”, “designed”, “target”, “plans”, “may”, “will”, “are confident”, “should”, “would”, “could” and similar words are forward-looking statements. These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: the potential impact of management’s prior determinations that the Company may not be able to continue to operate as a going concern; the costs and covenant restrictions associated with the Company’s current credit facility with Wells Fargo Bank, N.A. and the other lenders; the Company’s ability to comply with, or further amend, financial covenants under its credit agreement and its ability to repay or refinance the debt outstanding under its current credit facility and take other actions to address its capital structure, as well as potential downgrades to the Company’s credit ratings; the absence of foreign exchange lines of credit; the financial risks resulting from the Company’s international operations, including exposure to foreign currency restrictions, our ability to repatriate cash from jurisdictions outside of the United States, and the impact of international sanctions; the Company’s ability to generate strong operating cash flow and the ability of financing sources; the Company’s ability to implement and maintain effective internal control over financial reporting; the Company’s ability to remediate the material weakness identified, as well as the reasonable possibility that, until such material weakness is remediated, the material weakness could result in a material misstatement to the Company’s annual or interim consolidated financial statements that would not be prevented or detected; risks related to litigation against the Company, including pending securities class action lawsuits filed against the Company and certain of its current and former officers and directors; the quality and safety of our products; risks arising from the application of environmental laws and regulations; security incidents and attacks on our information technology systems; the successful execution of the Company’s Turnaround Plan and other operating or cost-saving initiatives; the successful recruitment retention and productivity levels of the Company’s independent sales force and the Company’s employees’ the ability of our sales force to adapt to changing consumer needs, the Company’s ability to anticipate and respond to market trends and changes in consumer preferences; the Company’s ability to accurately forecast demand for our products; change in economic environment, including the effects of inflation, rising interest rates and/or recession on the Company’s business; our compliance with the U.S. Foreign Corrupt Practices Act or similar U.S. or foreign anti-bribery and anti-corruption laws and regulations in the jurisdictions in which we operate; the effects of political, legal, tax and regulatory risks on our international markets; risk that direct selling laws and regulations in any of the Company’s markets may be modified, interpreted or enforced in a manner that results in negative changes to the Company’s business models or negatively impacts its revenue, sales force or business, including through the interruption of recruiting and sales activities, loss of licenses, imposition of fines, or any other adverse actions or events; unpredictable economic and political conditions and events globally, including any public health emergencies, such as the COVID-19 pandemic; the continued service of our senior management and other key employees, and our ability to retain highlight talented personnel at all levels; the inability of our suppliers to supply certain raw materials or a disruption or interruption in the supply chain; the Company’s ability to protect its intellectual property rights, or our conflict with the rights of others; the volatility of the price of our common stock; and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures in this release, specifically, Adjusted EBITDA from continuing operations (“Adjusted EBITDA”), Adjusted Diluted Earnings Per Share from continuing operations (“Adjusted Diluted Earnings Per Share”), Debt Covenant EBITDA, and Consolidated Net Leverage Ratio, each of which are provided to assist readers' understanding of the Company's results of operations. The Company believes Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful as they are used by management in their capital allocation decision process and in discussions with investors, analysts, and other interested parties. These measures are based on a continuing operations basis. Debt Covenant EBITDA and Consolidated Net Leverage Ratio are useful as they reflect the Company’s liquidity as required under its credit facility. These measures are based on a consolidated basis with the results of both continuing operations and discontinued operations included. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods by providing what the Company believes is a useful measure for predictive purposes. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures include comparisons related to profit that exclude:

•gains from the sale of property, plant and equipment and other real estate related operations
•insurance settlement gains or significant charges related to casualty losses caused by significant weather events, fires or similar circumstances
•exit or disposal cost obligations related to rationalizing supply chain operations and other re-engineering activities performed to wind-down or significantly restructure businesses, including cumulative translation adjustments recognized in income upon liquidation of operations in a country, asset sales or fixed asset impairments, inventory obsolescence and other operating losses incurred in conjunction with such activities
•certain asset retirement obligations
•pension settlements
•significant discrete impacts of new tax laws upon adoption, including the impact on cumulative deferred taxes from items previously recorded as cumulative translation adjustments
•amortization of definite-lived intangible assets
•non-cash impairment charges related to the carrying value of acquired intangible assets and goodwill
•infrequent costs incurred in connection with a change in capital structure
•the impact from hyper-inflationary economies on net monetary assets and other balance sheet positions that impact near term income
•non-recurring costs associated with the turnaround plan

While these types of events can and do recur periodically, they are not part of the Company’s primary business operations and are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods, as amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.

Also, as the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons. The Company believes the presentation of results on a constant currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents constant currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a constant currency basis as one measure to evaluate performance and generally refers to such amounts as restated or excluding the impact of foreign currency.

These core sales and constant currency results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Core sales and results on a constant currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Information included with this release includes references to Adjusted EBITDA, Adjusted Diluted Earnings Per Share, and a covenant under our credit agreement with Wells Fargo Bank, N.A.: Net Consolidated Leverage Ratio. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose these measures. The Company's calculation of its Net Consolidated Leverage Ratio is in accordance with its credit agreement, and such calculation, as well as the Company’s calculation of Adjusted EBITDA and Adjusted Diluted Earnings Per Share, is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

Investors: Douglas M. Lane, CFA, douglaslane@tupperware.com, (321) 503-9640
Media: media@tupperware.com

###

Summary Preliminary Financial Statements

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, Preliminary)

		As Adjusted (a)		As Adjusted (a)
	14 weeks ended	13 weeks ended	53 weeks ended	52 weeks ended
(In millions, except per share amounts)	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
Net sales	$313.7	$390.1	$1,305.6	$1,601.7
Cost of products sold	117.2	149.8	469.2	535.7
Gross profit	196.5	240.3	836.4	1,066.0

Selling, general and administrative expense	175.2	208.8	742.9	829.0
Re-engineering and impairment charges	15.6	5.1	28.6	14.8
Loss (gain) on disposal of assets	1.5	(23.7)	1.8	(34.2)
Impairment of goodwill and intangible assets	—	8.1	—	8.1
Operating income	4.2	42.0	63.1	248.3

Loss on debt extinguishment	—	11.8	—	19.9
Interest expense	12.8	5.5	31.7	35.2
Interest income	(2.5)	(0.2)	(5.7)	(1.1)
Other expense (income), net	4.9	(2.5)	11.5	(1.7)
(Loss) income from continuing operations before income taxes	(11.0)	27.4	25.6	196.0

Provision for income taxes	24.2	12.0	54.0	43.8
(Loss) income from continuing operations	(35.2)	15.4	(28.4)	152.2

Discontinued operations
(Loss) income from discontinued operations before income taxes	(0.9)	(2.3)	(7.1)	4.6
(Loss) gain on held for sale assets and dispositions	(1.1)	13.6	20.3	(133.5)
(Benefit) provision for income taxes	(1.5)	4.1	(1.0)	6.5
(Loss) income on discontinued operations	(0.5)	7.2	14.2	(135.4)

Net (loss) income	$(35.7)	$22.6	$(14.2)	$16.8

Earnings per share:
Basic (loss) earnings from continuing operations - per share	$(0.79)	$0.32	$(0.62)	$3.08
Basic (loss) earnings from discontinued operations - per share	(0.01)	0.15	0.31	(2.74)
Basic (loss) earnings per share - Total	$(0.80)	$0.47	$(0.31)	$0.34

Diluted (loss) earnings from continuing operations - per share	$(0.79)	$0.30	$(0.62)	$2.87
Diluted (loss) earnings from discontinued operations - per share	(0.01)	0.13	0.31	(2.55)
Diluted (loss) earnings per share - Total	$(0.80)	$0.43	$(0.31)	$0.32

Weighted-average shares outstanding:
Basic weighted-average shares	44.5	48.9	45.6	49.4
Diluted weighted-average shares	44.5	52.3	45.6	53.0
(a) Please see “Preliminary Results, Prior Period Misstatements and Material Weakness in Internal Controls Over Financial Reporting” above.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, Preliminary)

	As of
		As Adjusted (a)
(In millions, except share amounts)	December 31, 2022	December 25, 2021
Assets
Cash and cash equivalents	$110.1	$267.2
Other current assets	320.9	379.3
Total current assets	431.0	646.5

Property, plant and equipment, net	136.9	155.8
Other assets	384.3	431.3
Total assets	$952.2	$1,233.6

Liabilities And Shareholders' Equity
Current debt and finance lease obligations	$18.0	$8.9
Other current liabilities	310.1	541.1
Total current liabilities	328.1	550.0

Long-term debt and finance lease obligations	687.4	700.5
Other liabilities	124.2	196.8
Total liabilities	1,139.7	1,447.3

Total shareholders' equity	(187.5)	(213.7)

Total liabilities and shareholders' equity	$952.2	$1,233.6
(a) Please see “Preliminary Results, Prior Period Misstatements and Material Weakness in Internal Controls Over Financial Reporting” above.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, Preliminary)

		As Adjusted (a)
	53 weeks ended	52 weeks ended
(In millions)	December 31, 2022	December 25, 2021
Operating Activities
Net cash (used in) provided by operating activities	(53.2)	111.4
Investing Activities
Capital expenditures	(33.0)	(35.1)
Proceeds from disposal of property, plant and equipment	3.8	53.3
Net cash (used in) provided by investing activities	(29.2)	18.2
Financing Activities
Repayments of term loan	(9.5)	(275.0)
Repayments of previous revolver facility	—	(415.9)
Net proceeds from issuance of term loan	—	398.5
Borrowings on revolver facility	246.0	377.0
Repayment of revolver facility	(225.7)	(65.0)
Debt issuance costs payment	(2.8)	(9.9)
Finance lease repayments	(1.6)	(1.4)
Common stock repurchase	(75.0)	(25.0)
Cash payments of employee withholding tax for stock awards	(1.9)	(3.0)
Proceeds from exercise of stock options	—	0.5
Net cash used in financing activities	(70.5)	(19.2)
Discontinued Operations
Net cash used in operating activities	(3.5)	(18.1)
Net cash provided by operating activities	6.9	41.6
Net cash provided by discontinued operations	3.4	23.5
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4.1)	(10.6)
Net change in cash, cash equivalents and restricted cash	(153.6)	123.3
Cash, cash equivalents and restricted cash at beginning of year	273.8	150.5
Cash, cash equivalents and restricted cash at end of period	$120.2	$273.8
(a) Please see “Preliminary Results, Prior Period Misstatements and Material Weakness in Internal Controls Over Financial Reporting” above.

Segment Information

The Company manufactures and distributes a broad portfolio of products, primarily through independent direct sales force members. Certain operating segments have been aggregated based upon consistency of economic substance, geography, products, production process, class of customers and distribution method.

						Change excluding the foreign exchange impact		Percent of total
(In millions)	14 weeks ended	As Adjusted (a) 13 weeks ended	Change		Foreign exchange impact			14 weeks ended	As Adjusted (a) 13 weeks ended
	Dec 31, 2022	Dec 25, 2021	Amount	Percent		Amount	Percent	Dec 31, 2022	Dec 25, 2021
Asia
Net sales	$77.9	$112.9	$(35.1)	(31)%	$(17.8)	$(17.3)	(18)%	25%	29%
Segment profit	$1.6	$19.6	$(18.0)	(92)%	$(6.0)	$(12.0)	(88)%	2%	17%
Segment profit as percent of net sales	2.1%	17.4%	N/A	(15.3) pp	N/A	N/A	N/A	N/A	N/A

Europe
Net sales	$75.0	$106.5	$(31.5)	(30)%	$(10.9)	$(20.6)	(22)%	24%	27%
Segment profit	$5.3	$18.3	$(13.0)	(71)%	$(2.3)	$(10.7)	(67)%	7%	17%
Segment profit as percent of net sales	7.1%	17.2%	N/A	(10.1) pp	N/A	N/A	N/A	N/A	N/A

North America
Net sales	$87.4	$108.3	$(20.8)	(19)%	$0.8	$(21.6)	(20)%	28%	28%
Segment profit	$10.0	$12.5	$(2.5)	(20)%	$0.2	$(2.7)	(21)%	11%	12%
Segment profit as percent of net sales	11.4%	11.5%	N/A	(0.1) pp	N/A	N/A	N/A	N/A	N/A

South America
Net sales	$73.4	$62.4	$11.0	18%	$(3.0)	$14.0	24%	23%	16%
Segment profit	$13.6	$12.9	$0.8	6%	$(0.7)	$1.4	12%	19%	21%
Segment profit as percent of net sales	18.5%	20.7%	N/A	(2.2) pp	N/A	N/A	N/A	N/A	N/A

Total net sales	$313.7	$390.1	$(76.4)	(21)%	$(30.9)	$(45.5)	(14)%	N/A	N/A
___________________
N/A - not applicable
+ - change greater than ±100%

(a) Please see “Preliminary Results, Prior Period Misstatements and Material Weakness in Internal Controls Over Financial Reporting” above.

								Percent of total
(In millions)	53 weeks ended	As Adjusted (a) 52 weeks ended	Change					53 weeks ended	As Adjusted (a) 52 weeks ended
	Dec 31, 2022	Dec 25, 2021	Amount	Percent	Foreign exchange impact	Amount	Percent	Dec 31, 2022	Dec 25, 2021
Asia
Net sales	$352.3	$460.9	$(108.6)	(24)%	$(27.4)	$(81.1)	(19)%	27%	29%
Segment profit	$36.2	$106.9	$(70.7)	(66)%	$(4.9)	$(65.8)	(65)%	24%	35%
Segment profit as percent of net sales	10.3%	23.2%	N/A	(12.9) pp	N/A	N/A	N/A	N/A	N/A

Europe
Net sales	$297.6	$433.5	$(135.8)	(31)%	$(45.3)	$(90.6)	(23)%	23%	27%
Segment profit	$19.4	$83.9	$(64.5)	(77)%	$(9.3)	$(55.3)	(74)%	13%	27%
Segment profit as percent of net sales	6.5%	19.4%	N/A	(12.9) pp	N/A	N/A	N/A	N/A	N/A

North America
Net sales	$379.9	$451.2	$(71.3)	(16)%	$(0.7)	$(70.7)	(16)%	29%	28%
Segment profit	$45.2	$57.2	$(12.0)	(21)%	$0.1	$(10.2)	(18)%	29%	18%
Segment profit as percent of net sales	11.9%	12.7%	N/A	(0.8) pp	N/A	N/A	N/A	N/A	N/A

South America
Net sales	$275.8	$256.1	$19.6	8%	$(5.7)	$25.4	10%	21%	16%
Segment profit	$52.5	$61.7	$(9.2)	(15)%	$(0.8)	$(8.5)	(14)%	34%	20%
Segment profit as percent of net sales	19.0%	24.1%	N/A	(5.1) pp	N/A	N/A	N/A	N/A	N/A

Total net sales	$1,305.6	$1,601.7	$(296.1)	(18)%	$(79.1)	$(217.0)	(14)%	N/A	N/A
____________________
N/A - not applicable
+ - change greater than ±100%

(a) Please see “Preliminary Results, Prior Period Misstatements and Material Weakness in Internal Controls Over Financial Reporting” above.

Sales Force Statistics

Sales force statistics shown below are collected by the Company and, in some cases, provided by distributors and sales force. Active sales force is defined as the average number of sellers ordering in each cycle over the course of the quarter. Constant currency changes, or changes excluding foreign exchange impact, are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.

	Net Sales		Active Sales Force
	Fourth Quarter 2022 versus Fourth Quarter 2021
			December 31, 2022	December 25, 2021
Segments	Change %	Change excluding foreign exchange impact %	Count	Count	Change %
Asia Pacific	(31)%	(18)%	36,736	52,153	(30)%
Europe	(30)%	(22)%	58,674	82,766	(29)%
North America	(19)%	(20)%	49,181	69,735	(29)%
South America	18%	24%	139,434	140,009	—%
Total	(21)%	(14)%	284,025	344,663	(18)%

GAAP to Non-GAAP Financial Measures Reconciliation

Preliminary GAAP to Non-GAAP Earnings Per Share Reconciliation

		As Adjusted (a)		As Adjusted (a)
	14 weeks ended	13 weeks ended	53 weeks ended	52 weeks ended
(In millions, except per share amounts)	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
(Loss) income from continuing operations	$(35.2)	$15.4	$(28.4)	$152.2

Re-engineering charges	15.6	5.1	28.6	14.8
Loss on debt extinguishment	—	11.8	—	19.9
Loss (gain) on disposal of assets	1.5	(23.7)	1.8	(34.2)
Impairment expense	—	8.1	—	8.1
Exit costs (benefits) and other	1.3	0.8	8.1	9.9
Consulting	0.2	0.3	3.2	1.5
Foreign currency hyperinflation	4.3	1.4	13.6	2.0
Adjustments before income taxes	22.9	3.8	55.3	22.0
Adjusted (loss) income from continuing operations before income taxes	(12.3)	19.2	26.9	174.2

Adjustment to the (benefit) provision for income taxes	(1.4)	(1.6)	4.4	(1.2)
Net adjustments	$24.3	$5.4	$50.9	$23.2

Adjusted (loss) income from continuing operations	(10.9)	20.8	22.5	175.4

Basic weighted-average shares	44.5	48.9	45.6	49.4
Diluted weighted-average shares	46.9	52.3	48.5	53.0

Adjusted basic (loss) earnings per share from continuing operations	$(0.24)	$0.43	$0.49	$3.55
Adjusted diluted (loss) earnings per share from continuing operations	$(0.24)	$0.39	$0.46	$3.31
(a) Please see “Preliminary Results, Prior Period Misstatements and Material Weakness in Internal Controls Over Financial Reporting” above.

Preliminary Net Income to EBITDA Reconciliation,
Net Income to Debt Covenant EBITDA Reconciliation and Total Debt to Debt Covenant EBITDA Ratio (1)

	53 weeks ended	14 weeks ended	As Adjusted (a) 13 weeks ended			As Adjusted (a) 52 weeks ended
(In millions)	December 31, 2022	December 31, 2022	September 24, 2022	June 25, 2022	March 26, 2022	December 25, 2021
(Loss) income from continuing operations	$(28.4)	$(35.2)	$(3.0)	$5.6	$4.2	$152.2

Add:
Interest expense	31.7	12.8	8.3	6.0	4.6	35.2
Provision for income taxes	54.0	24.2	9.7	15.4	4.7	43.8
Depreciation and amortization	36.1	7.2	9.2	9.0	10.7	39.7
Adjusted EBITDA - from continuing operations	93.4	9.0	24.2	36.0	24.2	270.9

Add:
Non-cash impairment charges or asset write-offs	—	—	—	—	—	8.1
Other adjustments per Credit Agreement	23.4	6.6	4.4	7.5	4.9	14.1
Other non-cash extraordinary, unusual or non-recurring losses	29.4	15.6	4.5	3.7	5.6	41.5

Subtract:
Cash paid for re-engineering charges	(18.8)	(8.0)	(4.1)	(4.4)	(2.3)	(20.5)
Extraordinary, unusual or non-recurring losses (gains)	1.8	1.5	0.7	2.0	(0.4)	(34.2)

Adjusted EBITDA - discontinued operations	$15.1	$(1.4)	$22.3	$(3.6)	$(2.2)	$(126.3)

Subtract:
Gain (loss) on disposal of assets	$20.3	$(1.1)	$22.6	$1.4	$(2.6)	$(133.5)
Total Adjusted EBITDA (non-GAAP, per debt covenant)	$124.0	$24.4	$29.4	$39.8	$32.4	$287.1

Total debt	$705.4
Unrestricted cash and cash equivalents	$(100.0)
Consolidated total debt less unrestricted cash and cash equivalents	$605.4

Consolidated Leverage Ratio	4.88

(1)Amounts and calculations are based on the definitions and provisions of the Company's Credit Agreement and, where applicable, are based on the trailing four quarter amounts. “Consolidated Leverage Ratio” is calculated as defined in the Credit Agreement.

(a) Please see “Preliminary Results, Prior Period Misstatements and Material Weakness in Internal Controls Over Financial Reporting” above.